Exhibit 99.3

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned persons hereby agrees and consents to the filing of a single Schedule 13D, and any and all future amendments thereto, with the Securities and Exchange Commission on behalf of each of them in connection with their beneficial ownership of securities of Hydrogenics Corporation.

IN WITNESS WHEREOF, the undersigned persons hereby execute this Joint Filing Agreement as of the date set forth below.

Date: June 28, 2019	CUMMINS INC.

	By:	/s/ Thaddeus B. Ewald
Printed: Thaddeus B. Ewald
Title: Vice President — Corporate Strategy and Business Development

ATLANTIS ACQUISITIONCO CANADA CORPORATION

	By	/s/ Thaddeus B. Ewald
Printed: Thaddeus B. Ewald
Title: Director